As filed with the Securities and Exchange Commission on March 25, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Skyline Corporation

(Exact name of registrant as specified in its charter)

Indiana	35-1038277
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 743, 2520 By-Pass Road Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Skyline Corporation

2015 Stock Incentive Plan

(Full title of the plan)

Jon S. Pilarski

Chief Financial Officer

Skyline Corporation

P.O. Box 743, 2520 By-Pass Road

Elkhart, Indiana 46515

(Name and address of agent for service)

(574) 294-6521

(Telephone number, including area code, of agent for service)

With copies to:

David P. Hooper, Esq.

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, Indiana 46204

(317) 231-7333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $.0277 par value	700,000 shares	$5.83	$4,081,000	$411

(1)	This Registration Statement covers 700,000 shares of Common Stock, $.0277 par value, of Skyline Corporation (the “Company”) available for issuance under the Company’s 2015 Stock Incentive Plan (the “Plan”). In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock of the Company that may become issuable as a result of stock dividends, stock splits, or similar transactions described in the Plan.
(2)	Calculated solely for purposes of determining the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sales prices of the Company’s common stock, as reported on the NYSE MKT on March 21, 2016 (which date is within five business days prior to the date of the filing of this Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give to participants in the Skyline Corporation 2015 Stock Incentive Plan (the “Plan”) the document(s) containing the information specified by Part I of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that Skyline Corporation (the “Company”) has filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015, filed with the Commission on August 26, 2015;

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31 and November 30, 2015, filed with the Commission on October 15, 2015 and January 14, 2016, respectively; the Company’s Current Reports on Form 8-K dated June 30, September 22, and November 12, 2015, and February 4, 2016; and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Company since May 31, 2015; and

(c)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (Reg. No. 001-04714), filed with the Commission on August 30, 2013, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, shall any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which the Company may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indiana Business Corporation Law Provision

Section 23-1-37, et seq., of the Indiana Business Corporation Law (“IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

The Company maintains directors’ and officers’ liability insurance with an annual aggregate limit of $35 million for the current policy period, subject to a $750,000 deductible at the corporate level for merger and acquisition related claims, $500,000 for securities related claims, and $250,000 for any other claim.

Skyline Indemnification Provisions

The Company’s Amended and Restated By-Laws (the “By-Laws”) provide that the Company shall indemnify any individual who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise whether or not for profit, against liability and expenses, including attorneys’ fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness. The Company may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director’s or officer’s good faith belief that such director or officer has met the standard of conduct prescribed by the IBCL; and (ii) an undertaking of the director or officer to repay the amount paid by the Company if it is ultimately determined that the director or officer is not entitled to indemnification.

The By-Laws also provide that the Company may, in the discretion of the board of directors, fully or partially provide the same rights of indemnification and reimbursement described above for directors and officers to other individuals who are or were employees or agents of the Company or who are or were serving at the request of the Company as employees or agents of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise whether or not for profit.

In addition to the foregoing indemnification provisions, the Company has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements require the Company to indemnify the directors to the fullest extent permitted under Indiana law, subject to certain exceptions, against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In this regard, the Company believes it is in the best interests of the Company to have the directors continue to serve free from undue concern for unpredictable, inappropriate, or unreasonable legal risks and personal liabilities by reason of the director acting in good faith in the performance of the directors’ duties to the Company.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1	Articles of Incorporation of Skyline Corporation, as amended (incorporated by reference to Exhibit 3.1 of the registrant’s Annual Report on Form 10-K filed by the registrant with the Commission on August 26, 2015).

4.2	Amended and Restated By-Laws of Skyline Corporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed by the registrant with the Commission on June 30, 2015).

4.3	Skyline Corporation 2015 Stock incentive Plan (incorporated by reference to Exhibit 10.2 of the registrant’s Quarterly Report on Form 10-Q filed by the registrant with the Commission on October 15, 2015).

5.1	Opinion of Barnes & Thornburg LLP

23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Skyline Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, Indiana, on March 25, 2016.

SKYLINE CORPORATION

By:	/s/ Richard W. Florea
Richard W. Florea Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard W. Florea
Richard W. Florea	Chief Executive Officer (Principal Executive Officer) and Director	March 25, 2016

/s/ Jon S. Pilarski
Jon S. Pilarski	Vice President, Finance & Treasurer, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 25, 2016

/s/ John C. Firth
John C. Firth	Non-Executive Chairman of the Board	March 25, 2016

/s/ Arthur J. Decio
Arthur J. Decio	Director	March 25, 2016

/s/ Jerry Hammes
Jerry Hammes	Director	March 25, 2016

/s/ William H. Lawson
William H. Lawson	Director	March 25, 2016

/s/ David T. Link
David T. Link	Director	March 25, 2016

/s/ Samuel S. Thompson
Samuel S. Thompson	Director	March 25, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Articles of Incorporation of Skyline Corporation, as amended (incorporated by reference to Exhibit 3.1 of the registrant’s Annual Report on Form 10-K filed by the registrant with the Commission on August 26, 2015).

4.2	Amended and Restated By-Laws of Skyline Corporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed by the registrant with the Commission on June 30, 2015).

4.3	Skyline Corporation 2015 Stock incentive Plan (incorporated by reference to Exhibit 10.2 of the registrant’s Quarterly Report on Form 10-Q filed by the registrant with the Commission on October 15, 2015).

5.1	Opinion of Barnes & Thornburg LLP

23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP